UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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HC2 Holdings, Inc.

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HC2 H OLDINGS , I NC . © HC2 Holdings, Inc. 2020 © HC2 HOLDINGS, INC. 2020 Setting the Facts Straight April 2020

MG Capital's Approach: Heavy on Falsehoods, Light on Facts

MG Capital advances false and misleading narratives…

not supported by the facts

- ✘ False Narrative: ~~The Board has let Philip Falcone misuse HC2 resources~~
  - ✓ Mr. Falcone has NEVER used company resources for his personal benefit, including legal services *(slide 2)*
  - ✓ Mr. Falcone is NOT "extracting" ~$4M to Harbinger Capital through an opaque service agreement *(slide 3)*
  - ✓ NON-EXISTENT relationship between HC2 and Everest Entertainment *(slide 4)*
- ✘ False Narrative: ~~Avie Glazer is not independent~~
  - ✓ Avie Glazer is a FULLY independent Board candidate and represents all stockholder interests *(slide 5)*
- ✘ False Narrative: ~~HC2, which is run by Mr. Falcone, is providing investment management services to Continental General~~
  - ✓ HC2's insurance segment is making prudent and appropriate investment decisions in the best interests of policyholders *(slide 6)*
- ✘ False Narrative: ~~HC2 Engages in Questionable Accounting Practices~~
  - ✓ MG Capital's attack on HC2's isolated ***2014*** accounting issues were properly corrected years ago *(slide 7)*
  - ✓ MG Capital's false attacks concerning HC2's KMG acquisition are misleading and baseless *(slide 8)*
  - ✓ The Audit Committee acted prudently by sharing MG Capital's letter with Mr. Falcone *(slide 9)*
  - ✓ DBM Global shares were not "revalued", and HC2's valuation of DBM Global is completely appropriate *(slide 10)*
- ✘ False Narrative: ~~Mr. Falcone's regulatory issues limit opportunities for HC2's stockholders~~
  - ✓ Mr. Falcone took a company with one asset and in six years built an established and diversified holding company *(slide 11)*

Why is MG Capital leading investors down this road?

© HC2 HOLDINGS, INC. 2020

1

Mr. Falcone Has Never Used Company Resources for His Personal Benefit, Including Legal Services

FALSE Narrative

THE BOARD HAS LET MR. FALCONE MISUSE HC2 RESOURCES

HC2's incumbent Board endorsed Mr. Falcone's use of HC2 resources for his own benefit and legal issues

- In a deposition on July 23, 2019 in a sworn deposition in the case of *Dontzin, Nagy v. Philip A. Falcone*, ***Mr. Falcone admitted to mis-using HC2 resources for his personal benefit.***
- HC2 stockholders paid for personal legal work for Mr. Falcone, including in an action against Mr. Falcone by the New York Attorney General for failing to pay his personal taxes.
- We question why the incumbent Board has allowed Mr. Falcone to use company resources to fund his legal needs (as well as other needs unrelated to HC2).

Q You mentioned a lawyer yesterday and again today, sir, named Paul Robinson. Do you recall that?
A Yes.
Q And I think both yesterday and today, you gave him a lot of credit for getting a settlement done with Harbert in connection with the NYAG investigation; is that right, sir?

Q And when he was your in-house lawyer at HC2 being paid by HC2 shareholders, he did extra work for you for free; is that right?

A Yes, he was getting pays by HC2.

Note: Cropped for brevity.

Note: Cropped "**for brevity**" *to mislead stockholders*, with Mr. Falcone's full testimony showing he simply did not recall the details of Mr. Robinson's engagement

The TRUTH:

Mr. Robinson provided legal services to Mr. Falcone/HCP, including with respect to the NYAG matter, pursuant to a Consulting Agreement dated January 3, 2018.[1]

HC2 stockholders did not pay for these services

Q And when he was your in-house lawyer at HC2 being paid by HC2 shareholders, he did extra work for you for free; is that right?
A I wouldn't say it was for free, no.
Q Your shareholders paid him a salary?
A No, my shareholders didn't pay him a salary.

Falcone - Cross

Q Well, the company paid his salary, right?
A Yes, he was getting pays by HC2.
Q And that was -- so he gave you advice about the NYAG while he was on the clock for HC2; is that right?
A I don't remember what agreement we had around it, but I asked him to take a look at it if he could because I was concerned how it would affect HC2, if it would affect it at all, and what the dynamic was around it.

The Board has never allowed Mr. Falcone to use company resources to fund his personal needs, legal or otherwise

What MG Capital knowingly left out…

What else is Mr. Gorzynski misleading stockholders about?

(1) Mr. Robinson stepped down as Chief Legal Officer of HC2 on September 11, 2017, remained an HC2 employee through December 31, 2017 and provided consulting services to HC2 the following year.

© HC2 HOLDINGS, INC. 2020

2

HC2 is Not “Extracting” ~$4M to Harbinger Capital Through an Opaque Service Agreement

Disclosure, Page F-63, 2019 Form 10-K

MG Capital’s Selective Citation:

"In January 2015, the Company entered into an arm's length services agreement (the "Services Agreement") with Harbinger Capital Partners ("HCP"), a related party of the Company. The Services Agreement includes the provision of services such as providing office space, certain administrative salaries and benefits, and other overhead, and each party making available their respective employees to provide services as reasonably requested by the other party, subject to any limitations contained in applicable employment agreements and the terms of the Services Agreement."

The TRUTH:
The Services Agreement is not opaque and described in full in the 2019 Form 10-K. HC2 discloses more facts on the Agreement which are blatantly ignored by MG Capital as it did not fit their narrative

But is Missing the Full Disclosure:

*"**The costs allocated between the Company and HCP are based on actual use.** Office space is an allocation of actual costs based on square footage and directly used by HC2 employees. Time of administrative personnel is allocated by time spent on each entity and other shared overhead is based on actual shared overhead and is allocated based on amounts used for each vendor.*

*Management of shared overhead and certain administrative personnel were transferred to HC2 at the beginning of 2019. **Both of these services are charged back to HCP on the same basis described above**."*

The costs allocated between HC2 and HCP are based on actual costs

	2019		
	Corporate	Other (1)	Total
Allocated to HC2 by HCP			
Office space	$ 1.8	$ 0.8	$ 2.6
Administrative salaries and benefits	0.1	0.0	0.1
Other shared overhead	—	—	—
Total Expenses	1.9	0.8	2.7
Charged back to HCP by HC2			
Administrative salaries and benefits	0.2	0.0	0.2
Other shared overhead	0.1	0.0	0.1
Total Income	0.3	0.0	0.3
Net related party activity	$ 1.6	$ 0.8	$ 2.4

Rent was ~$1.8M at Corporate and $0.8M at Broadcasting, Life Sciences and Insurance

~$2.4M in total for 2019 varies from 2018 due to actual use

MG Capital’s deliberate contortion of the facts is alarming

© HC2 HOLDINGS, INC. 2020

3

A Relationship Between HC2 and Everest Entertainment Simply Does Not Exist

MG Capital highlights an insubstantial relationship between HC2 and Everest Entertainment, which has been non-operational since 2013

<u>FALSE</u> Narrative

Administrative upkeep of corporate formalities **<u>does not mean the business is operational</u>**



HC2'S EVEREST-RELATED ASSERTIONS FAIL TO HOLD UP TO THE RECORD
HC2's False Assertion: "Everest Entertainment has been non-operational since 2013."
Everest Entertainment continues to list HC2's Offices as its headquarters.

The <u>TRUTH</u>:
There is no publicly disclosed relationship between Everest Entertainment and HC2 because <u>there is no relationship</u>. A shared mailing address does not equal use of HC2 resources

1. HC2 is **<u>not invested</u>** in Everest Entertainment
2. HC2 is **<u>not involved</u>** in operating Everest Entertainment in anyway
3. Absolutely **<u>no resources</u>** from HC2 are used by Everest Entertainment
4. Merely maintaining a legacy mailing address at HC2's office location **<u>does not mean HC2 invests in, operates or maintains office space for the company</u>**
5. According to www.everestent.com, Everest Entertainment's last project was in 2013

Everest Entertainment *<u>has not had an active project since 2013</u>*, with HC2 starting in 2014

MG Capital's selective twisting of the facts is clear

© HC2 HOLDINGS, INC. 2020

4

Zapata – The Real Story

"The board's most recent announcement that it is considering adding Avram Glazer to the board and appointing him chairman appears to be an additional step in the right direction. While Glazer has a prior business relationship with some of the incumbent directors, including Chairman Gfeller and director Leffler, there is no evidence that he maintained ties with Falcone after he sold Zapata to Harbinger." – ISS, Benchmark Proxy Report Published April 23, 2020

December 2006

- Zapata sold its last operating asset
- Had zero revenue or cost of revenue from 2006 – 2009

→ Public shell only

July 2009

- Zapata consists primarily of cash and short-term investments
- Glazer family sells their 51.3% interest in Zapata to Mr. Falcone for ~$75M
- Mr. Falcone is elected to the Zapata board
- Warren Gfeller does not stand for re-election

→ Sale facilitated through brokers and lawyers

→ No interaction between Mr. Glazer and Mr. Falcone

→ No overlap between Mr. Falcone and Mr. Gfeller

Mr. Glazer has not sat on a board with Mr. Gfeller since 2009

→ Mr. Glazer and Mr. Gfeller had not spoken in over 10 years prior to him interviewing for the HC2 Board

The purchase of an asset does not create a friendship. However, MG Capital wants you to believe that to be the case... Why?

© HC2 HOLDINGS, INC. 2020

5

HC2's Insurance Segment is Making Prudent and Appropriate Investment Decisions in the Best Interests of Policy Holders

MG Capital's continuous fixation on a handful of cherry-picked alternative and fixed income investments made by Continental (not HC2) is just another shallow attempt to cast a dispersion upon Mr. Falcone

FALSE Narrative



AS THE BOARD FOCUSED ON MR. FALCONE'S PAY, HE FOCUSED ON BIZZARE AND OPAQUE INVESTMENTS

The Board appeared to be asleep at the wheel while capital was placed into businesses that have fallen off the radar screen

Miscellaneous investments that HC2 just stopped discussing…or never discussed at all…

ARCOT
Collectible Fine Gems
"Investment firm focused on fine gems"
Co-located in HC2's offices. No known public disclosure about this investment

WHEELS UP
Private Aviation
"Private Jet Charter Company"
Current status unknown. No disclosure or updates from management.

704GAMES
Video Games
"Video game developer and publisher"
Current status unknown. No updates from management
We question the appropriateness of this investment and why management has made little public disclosure about it?

MG Capital ignores public disclosures previously pointed on to

Do Not Be Misled By MG Capital's Deceitful Claims:

1. Arcot subleased space from HC2 **at competitive market terms**
2. Arcot is **100% owned by its operators**
3. HC2 has **no ownership of Arcot**

The TRUTH:

These investments were made by Continental (over which Mr. Falcone has no investment discretion), are ordinary and suitable for an insurance company and were properly disclosed

1. Continental relies on income from its investments as a key source of support for meeting future policyholder obligations
2. Insurance regulations dictate permitted investments based on ratings and asset class, allowing insurance companies to allocate small amounts of the portfolio to higher yielding opportunities
3. In fact, at December 31, 2019, 94% of the portfolio is invested in the highest two National Association of Insurance Commissioners ("NAIC") rating classes, and over 98% in the three highest NAIC classes
4. Of $4.3 billion of assets and 40 pages of statutory disclosures, MG Capital has cherry picked less than 1% of the portfolio to help create their false storyline
5. There is nothing unusual or improper about Continental's ownership of the three assets MG Capital highlights; insurance asset managers utilize small pockets of the portfolio for higher yielding assets to help support the company's ability to support future policyholder obligations

MG Capital cherry picked 3 assets to help support its false storyline

© HC2 HOLDINGS, INC. 2020

6

Why Does MG Capital Attack HC2's 2014 Accounting Issues Which Were Properly Corrected Years Ago?

MG Capital is trying desperately to create a record of continued accounting issues to support their false narrative around the BPG in an attempt to distract investors from their unsuitable business plan and dissident slate

FALSE Narrative



THE BOARD HAS HAD ACCOUNTING ISSUES DATING BACK TO 2014

In 2014, the incumbent Board reported a material weakness in internal controls in its 10-K.

- "We have identified a material weakness in our internal control over financial reporting related to the preparation and review of our income tax provisions and related accounts, which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner."
- Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. As disclosed in Item 9A, "Management's Report on Internal Control Over Financial Reporting," management identified a material weakness in our internal control over financial reporting related to the accounting for income taxes, including the income tax provision and related tax assets and liabilities which resulted in a net non-cash adjustment of approximately $4 million to our internal tax provision calculation.

Wayne Barr, Jr. is not a financial expert, yet he was Chairman of the ONE MAN Audit Committee, until HC2 added two directors in September 2014.



ACCOUNTING ISSUES CAME TO THE SURFACE ONCE AGAIN IN 2016

Again in 2016, the Board failed to properly account for a similar Bargain Purchase Gain – when Wayne Barr was still Chairman of the Audit Committee

- "We have identified a material weakness in our internal control over financial reporting related to the preparation and review of our income tax provisions and related accounts, which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner."
- "February 21, 2016, we determined that we had improperly accounted for certain items. As a result of the aggregate effect of these errors and other individually immaterial errors that had been waived in prior periods, the Audit Committee of our Board of Directors determined that our financial statements for the fiscal year ended December 31, 2014 and the fiscal quarters ended June 30, 2014, September 30, 2014, March 31, 2015, June 30, 2015 and September 30, 2015 could no longer be relied upon and should be restated."
- "Subsequently, management identified a material weakness in the Company's internal controls over the valuation of a business acquisition and the application of U.S. GAAP to complex and/or non-routine transactions."

MG Capital fails to disclose that this issue is from 2014 activity and is deceitfully taking advantage of the fact that all periods thereafter had to be restated to correct the isolated 2014 issue

The TRUTH:
HC2 properly addressed and corrected any accounting deficiencies that stemmed solely from its 2014 financials

These past accounting deficiencies had no impact on stockholder value and were addressed years ago

HC2's Board and management quickly remediated the internal control issue during HC2's first year as a Company by hiring a new CFO and additional CPAs, making organizational structural changes, increasing review activities and engaging additional external advisors[(1)]

Shouldn't MG Capital be more focused on presenting stockholders with a viable business plan instead of attempting to mislead investors based on an isolated accounting deficiency that was corrected years ago?

The accounting issues in the first year of operations do not support the false narrative of continued accounting issues... Again, the facts do not support the false storylines

(1) Please refer to Item 9A in HC2's 2015 Form 10-K for additional details around the remediation of HC2's 2014 material weakness.

© HC2 HOLDINGS, INC. 2020

7

MG Capital's False Attacks Concerning HC2's KMG Acquisition Are Misleading and Baseless

- There are **no** relevant similarities to the issues in the Miller case
- MG Capital continues to mention the Miller case to support their **false storyline**

Miller

- ✗ Relied upon reserves reports that did not present fair value AND were prepared for another purpose
- ✗ Misrepresented fair values developed by management as third party
- ✗ Double counted fixed assets
- ✗ Errors in forecasting
- ✗ Incorrect facts supporting a BPG

KMG

- ✓ Fair valued assets (primarily marketable securities) in accordance with US GAAP directly for this purpose
- ✓ Fair valued liabilities in accordance with US GAAP, using nationally-recognized actuaries' advice, directly for this purpose
- ✓ Consulted with a Big 4 accounting firm and a nationally-recognized valuation firm
- ✓ Employed heightened scrutiny throughout the process
- ✓ Biggest driver was a 14% reduction in the applicable tax rate between signing (i.e., pricing) and closing, which led to higher expected after-tax cash flows over the life of the policies and, thus, a higher value of net assets received in the transaction, leading to a BPG

MG Capital is trying to raise investor doubt about something that warrants no concern

© HC2 HOLDINGS, INC. 2020

8

The Audit Committee Acted Prudently by Sharing MG Capital's Letter with Mr. Falcone

FALSE Narrative

THE AUDIT COMMITTEE IS STILL FAILING (CONT.)

HC2's inappropriate response to our letter to Warren Gfeller, Chairman of the Audit Committee

- MG Capital sought to engage with the Chairman of the Audit Committee, Warren Gfeller, and sent him a letter voicing our concerns on March 2, 2020.
- Instead of treating our letter with the seriousness it required, we were shocked to learn the letter was immediately shared with Mr. Falcone, who promptly contacted us regarding the communication.
- Instead of hearing from the Audit Committee or the lead director to discuss our expressed concerns, we received multiple, late night emails from Mr. Falcone.
- Given the condescending, threatening tone and substance of Mr. Falcone's emails, we stopped responding, in hopes that our letter to the Audit Committee would soon be addressed by the intended recipient of the letter… the Audit Committee.

From: Philip Falcone [redacted]
Date: March 4, 2020 at 10:32:14 PM PST
To: Michael Gorzynski [redacted]
Subject: Re:

By the way, feel free to back up your "material disclosure" defamatory remarks with facts or is it "our" turn to call for an investigation? Let me know which path you would like us to take.

Enjoy California.

Sent from my iPhone

This correspondence only further calls into question the independence of the Board and the degree to which they take their fiduciary and legal responsibilities to HC2 stockholders seriously.

Source: Email from Philip Falcone to Michael Gorzynski, March 4, 2020

A BETTER HC2 | 48

HC2's Audit Committee responded appropriately pursuant to its fiduciary duties

The TRUTH:

1. **Mr. Falcone was HC2's Chairman** at the time of the March 2nd letter, and it would have been **imprudent not to inform him** of the severity of MG Capital's claims within that letter
2. **Independent investigation** determined the claims made in the letter were **baseless**
3. It was necessary to inform the Chairman to ensure that **proper due diligence would be done and appropriate actions would be taken to investigate** the claims made in the letter, in an **effort to protect stockholders**

The Audit Committee acted in a manner consistent with its fiduciary duties to ALL stockholders despite MG Capital's attempts to twist the narrative for its false storyline

© HC2 HOLDINGS, INC. 2020

9

HC2's Valuations of DBM Global are Completely Appropriate

HC2 did <u>not</u> "re-value" DBM Global to boost NAV or otherwise

<u>FALSE</u> Narrative

IT IS TIME TO ADDRESS THE AUDIT COMMITTEE'S PERSISTENT LAPSES

The Audit Committee endorsed what we view as a highly-questionable revaluation of DBM Global's shares.

- Between 2014 and the end of 2017, HC2 had paid between $31.50 and $44.50 per share with the last purchase on November 21, 2017 at $44.50. **<u>Based on 3,565,819 shares owned by HC2, the stake in DBM Global at $44.50 would have been worth approximately $158.7 million.</u>**
- Less than 3 months after the last purchase on November 21, 2017 at $44.50 a share, HC2 sold 20,800 shares of DBM Global to its subsidiary Continental General for a purchase price of $132.21 per share. We note that on the same day – February 14, 2018 – some shares traded OTC at $47.00 a share.
- Based on the sale to the insurance subsidiary at $132.21 per share, the stake in DBM Global would have been worth approximately $471.4 million – or an increase of approximately $312.7 million in less than 3 months.



Mr. Falcone made $11.5 million in 2018

<u>We note that in 2018, management's Corporate Bonus was based on the change in the Company's "Net Asset Value."</u>

Source: Schuff Stipulation and Agreement of Compromise, Settlement, and Release, dated November 15, 2019. HC2 2019 Proxy Statement.

A BETTER HC2 | 27

The TRUTH:

DBM Global was valued according to an independent, third party given the underlying inefficiencies in the over-the-counter ("OTC") market. NAV consideration had no bearing on the valuation

1. 8% of DBM Global is traded on an illiquid OTC market where the **<u>share prices are not reflective of DMB Global's true fair value</u>**
2. Given its low daily volume and very wide bid / ask spread, it is evident that DBMG **<u>OTC trades in a very inefficient market</u>**
   - For instance, the average Bid/Ask spread over the past year was over ~$10[1]
3. MG Capital is either not aware of this fact and concept or has **<u>chosen to again ignore the facts to support his storyline</u>**

DBM Global's fair value at the time had the full impact of the 2017 tax reform, resulting in lower tax rates, record backlog including the signing of the LA Rams stadium and favorable market conditions

MG Capital's view of a "highly-questionable revaluation" demonstrates that either MG Capital does not understand the market or is attempting to mislead stockholders

(1) Per Bloomberg, the average Bid/Ask reported from 03/24/2019 to 04/24/2020.

© HC2 HOLDINGS, INC. 2020

10

Mr. Falcone Took a Company with One Asset and in Six Years Built an Established and Diversified Holding Company

MG Capital states Mr. Falcone's regulatory issues limit opportunities for HC2 stockholders

However, MG Capital fails to acknowledge that:

1. **Mr. Falcone created the vision for HC2 and built the company up from one struggling asset to the company that MG Capital now claims to have valuable and viable assets**

2. **MG Capital's smear attacks on Mr. Falcone "being banned" by the SEC and New York insurance sector have NO impact on HC2 because:**
   1. **HC2 is a public holding company and not an investment advisor**
   2. **HC2 does not operate an insurance company**

3. **Mr. Falcone maintains positive relationships with HC2's stakeholders to promote a constructive dialogue and best position HC2 for future opportunities:**

Rustin Roach
DBM Global, Inc.
Chief Executive Officer

"HC2's fulsome support of DBM Global's management enabled us to grow to $75M of adjusted EBITDA in 2019, from $45M in 2014. This support has allowed DBM Global to implement and deploy a platform growth strategy that has generated greater and more recurring revenue streams, creating additional value for stakeholders"

Drew West
American Natural Gas, LLC
Founder & Chief Executive Officer

"Phil and HC2's team have been extremely supportive in helping us reach our successes to date and have set us up for an even brighter future"

Mr. Falcone has provided stockholders with continuous investment opportunities and will continue to do so

© HC2 HOLDINGS, INC. 2020

11

© 2020 H C 2 H OLDINGS , I NC . © HC2 HOLDINGS, INC. 2020 © HC2 HOLDINGS, INC. 2020 The Choice is Clear 12 Mark the “REVOKE MY CONSENT” boxes to oppose each of MG Capital’s proposals and support HC2’s independent, experienced and highly qualified directors Act today and make your voice heard regarding the future of HC2 VOTE ON THE WHITE CONSENT REVOCATION CARD www.HC2vision.com REVOKE MY CONSENT

Disclaimer

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This communication, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might” or “continues” or similar expressions. The forward-looking statements in this communication include, without limitation, any statements regarding our expectations regarding building stockholder value, future cash flow, longer-term growth and invested assets, the timing or prospects of any refinancing of HC2's remaining corporate debt, any statements regarding HC2’s expectations regarding entering definitive agreements in respect of the potential divestitures of Continental Insurance and/or DBM Global, reducing HC2’s leverage and related interest expense at the holding company level generally and with the net proceeds of such divestitures, reducing corporate overhead, growth opportunities at HC2’s Broadcasting and Energy businesses and unlocking value at HC2’s Life Sciences segment. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (the “SEC”), including in our reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and its subsidiaries to raise capital; the ability of HC2’s subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2’s common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; activities by activist stockholders, including a proxy contest, consent solicitation or any unsolicited takeover proposal; effects of litigation, indemnification claims and other contingent liabilities; changes in regulations and tax laws; the risks and uncertainties associated with, and resulting from, the COVID-19 pandemic; and risks that may affect the performance of the operating subsidiaries and portfolio companies of the Company. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this communication.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date hereof, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

© HC2 HOLDINGS, INC. 2020
13